EXHIBIT 10.9

CERTAIN INFORMATION IN THIS EXHIBIT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT. IN ACCORDANCE WITH RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SUCH INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF SUCH OMITTED INFORMATION HAS BEEN INDICATED WITH AN ASTERISK(*).

                      DEVELOPMENT AND LICENSING AGREEMENT

     This Development and Licensing Agreement ("Agreement") is made and entered into as of the 11th day of May, 1990, between TANOX BIOSYSTEMS, INC., a Texas corporation ("Tanox"), and CIBA-GEIGY Limited, a body corporate of Switzerland ("Ciba-Geigy").

                                   RECITALS:

     Tanox and Ciba-Geigy posses, have developed, and are developing certain antibodies and related technology directed toward treatment of IgE-mediated allergic reactions in humans. Each possesses certain trade secrets, know-how, and other proprietary technology related thereto, including such proprietary technology disclosed under the pending patent applications reference in Annex 1, attached hereto.

     To continue research, development, and commercialization of anti-allergy products within the Field, as hereinafter defined, Tanox and Ciba-Geigy desire to enter into a joint cooperation. It is understood that the parties shall contribute, subject to the provisions of this Agreement, to the cooperation all of their existing and future rights or studies owned or to be owned in the Field.

     Beyond the cooperation in the Field, Ciba-Geigy intends, subject to the terms and conditions of that certain Stock Purchase Agreement of even date herewith, to make an equity investment in Tanox.

     Therefore, Tanox and Ciba-Geigy have entered into this Agreement which sets forth the terms and conditions of their cooperation and the respective rights and licenses within the Field which each shall have as a result of such cooperation.

1.  DEFINITIONS.

     1.1 Agreement Period shall mean the period of time commencing on the date of execution of this Agreement and extending on a country by country basis until
a) the last to expire in each country of the patents issuing from the patent applications of Tanox listed in Annex 1 or claiming its priorities thereof (such expiration to occur only after expiration of extensions to such patents which may be obtained under the Drug Price Competition and Parent Term Restoration Act of 1984 in the U.S.A. and similar patent extension laws in other countries) or
b) the expiry of nine (9) years from the day of the first commercial sale of the respective Product(s) in each country, whichever is later. Ciba-Geigy shall have the right to extend the Agreement Period, by written notice to Tanox give within ninety (90) days of Ciba-Geigy's receipt of written notice of the issuance of such parent, in the event that Tanox obtains rights to a patent, not issuing from the patent applications of Tanox listed in Annex 1 or claiming its priorities thereof, upon which Ciba-Geigy relies in order to make, have made, use or sell Product(s). Such notice shall effect an inclusion of such patent under clause a) above of this Paragraph 1.1 for purposes of determining the applicable agreement Period.

                Development and Licensing Agreement  -  Page 1.
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     1.2  Product(s) shall mean the monoclonal antibodies owned or controlled by
Tanox and Ciba-Geigy for use in the Field, as described in the U.S. patent application(s) of Tanox and the U.K. patent application of Ciba-Geigy referenced in Annex 1, and fragments, toxin conjugates, antibody toxin chimeric constructs, humanized or reshaped antibodies derived from such monoclonal antibodies including such forms as are ready to be administered in humans.

     1.3 Field shall mean anti-IgE antibody-based treatments in humans for IgE-mediated reactions, *.

     1.4 Patent Rights shall mean any patent application or patent(s) owned or controlled by Tanox or Ciba-Geigy whose claims cover the manufacture, use, or sale of the Product(s), as well as any additional patents hereafter issuing from additional patent applications relating to the Product(s), including, but not limited to, a method of use of the Product(s), and any substitutions, continuations, continuations-in-part, divisions, reissues, re-examinations, renewals, or extensions of the terms thereof.

     1.5 Know-How shall mean any and all unpatented and/or non-patentable technical data, information, materials, biological materials, such as plasmids, vectors, DNA sequences, organisms, cell lines, and antibodies, samples and other information owned or controlled by Tanox or Ciba-Geigy in the Field during the Agreement Period which (i) relate to Product(s), including, without limitation, its chemical, biological, pharmacological, toxicological, nonclinical and clinical data, formulations, specifications and/or usage, or (ii) relate to processes, techniques and specifications for the manufacture of Product(s), including, without limitation, preparation, synthesis, culture, recovery and purification and quality control processes, techniques and specifications. Know-How shall not encompass Patent Rights. Know-How of Ciba-Geigy and Tanox shall be limited, however, to only that information which is developed as part of or in conjunction with CIGA-Geigy's and Tanox's program directed at development of Product(s) in the Field; but shall not include such information which relates to non-classical, non-conventional, high technology delivery systems for the Product(s).

     1.6 Affiliate(s) shall mean all corporations or business entities which, directly or indirectly, are controlled by, control, or are under common control with Ciba-Geigy or Tanox, including, with respect to Ciba-Geigy, its Affiliate, CIBA-GEIGY Corporation, headquartered in the United States of America (U.S.A.).

     For this purpose, the meaning of the word "control" shall mean the ownership of fifty percent (50%) or more of the voting shares or interest of such corporation or business entity, or any corporation or business entity, even though the extent of ownership of a party in such corporation or business entity is less than fifty percent

                Development and Licensing Agreement  -  Page 2.
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(50%), as to which a party to this Agreement can demonstrate that the operation and management of such corporation or business entity is carried out in conformity with such party's standing policy; provided, that any such corporation or business entity shall be deemed an Affiliate only so long as such ownership of voting shares or interest or adherence to such standing policy continues.

     1.7 Third Party(ies) shall mean any person or entity other than a party to this Agreement, its Affiliate(s), and/or its respective employees.

     1.8 Net Sales shall mean the amount billed by Ciba-Geigy, its Affiliate(s) or sublicensees to Third Parties for the sale of Product(s) less cash discounts and/or quantity allowances actually allowed; credits for customers; returns and allowances; charges for freight, handling and transportation separately billed; and sales and use taxes and other similar taxes incurred, as reasonably and fairly determined in accordance with Ciba-Geigy's standard accounting method.

     1.9 Exclusive Rights shall mean the sole right of the party possessing such right, as expressly conferred by this Agreement, to sell Product(s) within a territory for which such right is granted.

     1.10 Semi-Exclusive Rights shall mean the joint or shared right of the parties possessing such right, as expressly conferred by this Agreement, to the exclusion of all Third Parties, to sell Product(s) within a territory for which such right is granted.

     1.11  Co-Promotion shall mean the promotion in accordance with Paragraph
8.3 by both parties of Product(s) under the same trademark. Products subject to Co-Promotion shall be sold solely by Ciba-Geigy and shall be identified by a trademark chosen by Ciba-Geigy with due consideration to trademark suggestions, if any, from Tanox.

     1.12 Co-Marketing shall mean the marketing and sale of Product(s) by each party under a separate trademark, chosen by each party; provided, that Ciba-Geigy, at its option, may co-market Product(s) under the same trademark used by the parties for Product(s) being co-promoted and, in such event, Tanox may not use such trademark in those countries where the Product is being co-marketed.

     1.13 Abandoned Product(s) shall mean any Product(s) with respect to which Ciba-Geigy relinquishes its rights under this Agreement by notice of such relinquishment.

     1.14 Major Country shall mean and include the following countries: Japan, the United Kingdom, West Germany, Italy, France and the U.S.A.

     1.15 Other commonly used terms or abbreviations, such as Food and Drug Administration ("FDA"), Phase I. Phase II, Phase III, Notice of Claimed Investigational Exemption for a New Drug ("IND"), New Drug Application ("NDA"), Establishment License Application ("ELA"), and Product License Application ("PLA"), shall mean or have the meanings indicated in the United States Food, Drug and Cosmetic Act and

                Development and Licensing Agreement - Page 3 applicable regulations promulgated thereunder, and all such terms or abbreviations shall apply equally, as applicable, to any counterpart or equivalent agencies or activities in countries outside the U.S.A.

     1.16 Exclusive Territories shall mean all countries of the world except those included within the Semi-exclusive Territories.

     1.17 Semi-exclusive Territories shall mean the U.S.A., Taiwan, Hong Kong, Singapore, China and Korea.

2.  GRANT OF LICENSE; SUBLICENSE; REPRESENTATIONS.

     2.1 Subject to the provisions of this Agreement, Tanox grants to Ciba-Geigy during the Agreement Period a world-wide license under its Know-How and Patent Rights, with the right to grant sublicenses, to make, have made, use and sell the Product(s) for use in the Field. Said license shall be exclusive in the Exclusive Territories and shall be co-exclusive with Tanox in the Semi-exclusive Territories.

     2.2 Subject to the provisions of this Agreement, Ciba-Geigy grants to Tanox during the Agreement Period a license under its Know-How and Patent Rights, to make, have made, use and sell the Product(s) for use in the Field. Said license shall be limited to the Semi-exclusive Territories and shall be co-exclusive with Ciba-Geigy in said Territories.

     2.3 At the end of the Agreement Period in each respective country, the licenses granted in Paragraphs 2.1 and 2.2 hereinabove shall be converted into perpetual, royalty-free, non-exclusive licenses.

     2.4 Ciba-Geigy shall warrant the performance of any and all rights and obligations of this Agreement by its Affiliate(s) and/or sublicensees. Tanox shall warrant the performance of any and all rights and obligations of this Agreement by its Affiliate(s).

     Tanox agrees, if Ciba-Geigy so requests, to enter into a separate agreement with any Affiliate(s) of Ciba-Geigy granting a license in accordance with the provisions of this Agreement. Such agreement shall incorporate all of the terms of this Agreement to the extent that they are applicable. Ciba-Geigy shall guarantee the performance of any and all responsibilities of the Affiliate(s) under such separate agreement.

     Additionally, the parties may, by mutual written consent, license rights granted or retained under this Agreement to a third party to manufacture the commercial supply of Product(s) for itself and/or the other party.

     2.5 Each party warrants to the other that it is the owner of, or has exclusive rights to commercialize, with the right to grant licenses under its respective Patent Right(s) and Know-How and has not assigned, conveyed or otherwise encumbered by any agreement, either oral or written, any right, title or interest in and to the respective

                Development and Licensing Agreement  -  Page 4.
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Patent Rights and Know-How which would be inconsistent with the rights granted hereunder. Each party warrants that it is free to enter into this Agreement and is free to carry out all of its obligations under this Agreement. Except as provided in Paragraphs 2.4, 2.5 and 7 and the Annexes hereto and as may be otherwise agreed in writing between the parties, the parties expressly disclaim all other warranties, express or implied, including without limitation, warranties of merchantability or fitness for a particular purpose with respect to the Product(s).

3.  PROJECT STEERING COMMITTEE/WORKING GROUPS

     3.1 A. Upon execution of this Agreement, the parties hereto shall set up a Project Steering Committee to which each party shall appoint up to three (3) experts as its deputies.

     A member of the Project Steering Committee appointed by Ciba-Geigy shall assume the chairmanship of this Project Steering Committee.

     Decisions of the Project Steering Committee shall be taken, if possible, by unanimous vote and the chairman shall have a casting vote; provided, however, that no action may be taken by the Project Steering Committee to impose or increase upon either party financial or any other obligations not expressly contained in this Agreement except with the prior written consent of such party.

     B.  The Project Steering Committee shall:

          (i) agree from time to time, particularly before entering into a new research and/or development phase as hereinafter set forth, on the development and detailed working program (including timetable) to be carried out and the budgets thereto, whereby the Project Steering Committee shall set up the priorities and determine the various tasks of each partner as hereinafter described;

          (ii)  coordinate and monitor the progress of such development work;

          (iii) provide for a free exchange of any relevant information and results relating to the development work under this Agreement and subject to the terms of this Agreement.

     C. As necessary or required, the Project Steering Committee shall hold meetings at intervals and locations to be mutually agreed upon, but at least once a year. The minutes to the meetings shall be marked as "Confidential" and shall be subject to the secrecy obligations and restrictions on use as per Paragraph 6 hereinafter.

     3.2 A. The Working Groups shall be responsible for proposing a detailed development plan (setting forth the different steps and time frames, as well as the budget for their respective activities) to the Project Steering Committee. After approval of the development plan by the Project Steering Committee, which must occur in a timely way

                Development and Licensing Agreement  -  Page 5.

so as not to impede the progress of the Working Groups, the Working Groups shall coordinate and implement all day-to-day activities of the parties, respectively, under this Agreement. The Working Groups shall work openly and cooperatively and shall meet periodically, as the parties reasonably determine may be necessary, to coordinate research, preclinical and clinical development, process development and production, and other activities conducted by the parties according to the objectives and priorities of the cooperation under this Agreement. The results of such meetings shall be recorded in writing. The minutes shall be approved and signed by both parties' project leaders. The minutes shall be marked as "Confidential" and shall be subject to the secrecy obligations and restrictions on use as per Paragraph 6 hereinafter.

     B. The Working Groups shall include those of its expert employees that each party reasonably determines to be necessary or appropriate (such employees may participate in more than one Working Group which, unless requested by a party, need not include an equal number of each party's expert employees).

     The Working Groups shall include the following and such other Working Groups as may be agreed from time to time by the Project Steering Committee.

          (i) Research Group -- The Research Group shall be responsible for proposing research plans to the Project Steering Committee, supervising research activities, and coordinating and implementing all day-to-day activities in connection with those various research activities Annex 2. The Research Group shall report to the Project Steering Committee from time to time the research results for review of the work performed and for the discussion of and decision on the subsequent activities.

          (ii) Clinical Development Group -- The Clinical Development Group shall be responsible for proposing the clinical development plans to the Project Steering Committee, supervising all clinical activities, and coordinating and implementing the clinical trials and regulatory submissions in connection with those various clinical trial activities identified in Annex 3. The Clinical Development Group shall report to the Project Steering Committee from time to time the results of development activities for review and for decisions on subsequent activities.

          (iii) Process Development and Production (PDP) Group -- The PDP Group shall be responsible, as necessary from time to time, for proposing the process development and production activities to the Project Steering Committee supervising such activities, and coordinating and implementing initial, adaption and scale-up activities identified in Annex 4. The PDP Group also shall support with its activities the clinical development process as outlined in Annex 3. The PDP Group shall report to the Project Steering Committee from time to time the results of the work performed for decisions on subsequent activities.

Z                Development and Licensing Agreement  -  Page 6.

4.  RESPONSIBILITIES OF THE PARTIES.

     4.1 Activities of the parties under this Agreement can be characterized as follows: a) activities in which both parties will participate independently or on an agreed basis at each party's own cost: b) activities for which Tanox will have primary or sole responsibility at Tanox's cost; c) activities for which Ciba-Geigy will have primary or sole responsibility at Ciba-Geigy's cost; d) activities which can be undertaken with mutual agreement of the parties and for which Tanox or Ciba-Geigy will be entitled to reimbursement of its costs and e) activities for which Ciba-Geigy will have primary or sole responsibility at a cost to be shared between the parties. Each party shall be responsible for performing, in good faith, all activities for which it is responsible in a commercially reasonable manner.

     4.2 Categories of activities in which the respective parties will participate, and identification of the party which will have responsibility for each of such activities is set forth in Annex 2 (Research Activities), Annex 3 (Clinical Development Activities), and Annex 4 (Process Development and Production Activities), respectively. For activities in which both parties have a major participation, the parties will share responsibility for such activities or one party will have the overall responsibility, as the Project Steering Committee may mutually agree (except as specified in Paragraph 4.4 below for clinical development activities).

     4.3 Costs for each party's activities, as set forth in Annex 2, Annex 3, and Annex 4, will be borne by such party or will be subject to reimbursement, all as specified in each such Annex. Reimbursement of Tanox's reimbursable activities will be made in accordance with the guidelines for reimbursement set forth in Annex 5.

     4.4 The overall responsibility for IND Application -- U.S. and Clinical Development -- U.S., as identified in Annex 3, along with the overall regulatory strategy during clinical development, NDA approval and post-NDS approval phases, is agreed to be with Ciba-Geigy. However, the parties will jointly participate through the Clinical Development and PDP Groups in all of such activities. Both parties will have full access to all submissions to, including clinical studies and other supporting information, and communications with the FDA relating to the Product(s). Ciba-Geigy, or its Affiliates, shall file and hold title to all regulatory applications, approvals and supplements hereto in the U.S.A. Each party, or its Affiliate(s) or (in the case of Ciba-Geigy and at its discretion, sublicensees), shall have the irrevocable right to refer to and cross-reference all such documents for registrations in such other countries, subject to the terms of this Agreement.

     4.5 Ciba-Geigy and Tanox shall have continuing obligations to timely advise each other of all adverse drug reactions and other similar matters relevant to maintaining approvals and registrations of the Product(s). Ciba-Geigy and Tanox shall have the continuing obligations to timely advise each other of any governmental regulatory problems, notices, actions or communications relating to the Product(s).

                Development and Licensing Agreement  -  Page 7.

     4.6 Ciba-Geigy will bear overall responsibility for commercialization of the Product(s) in all counties in which it desires to maintain the marketing rights to the Product(s) set forth in Paragraph 8. Ciba-Geigy agrees to use commercially reasonable efforts to obtain and maintain all Product(s) approvals, registrations, and government authorizations necessary for commercial sale of the Product(s) in all such countries (see 4.7), and will, subject to section 12.2A (ii), maintain commercial sales of Product(s) in those countries in which such approvals are obtained. Ciba-Geigy shall notify Tanox as provided in Paragraph 4.7 below should it elect not to exercise its rights to pursue commercialization of a Product in a country. Ciba-Geigy shall be in compliance with its responsibilities hereunder so long as it is proceeding with all such activities in a commercially reasonable manner.

     4.7 A. When the registration package requesting approval for commercial sale of the Product(s) (including approval for reimbursement by the appropriate health insurance authorities as well as price approvals where required) is first filed in a Major Country, Ciba-Geigy will notify Tanox in writing of such filing and will advise Tanox in such notice of any countries for which Ciba-Geigy holds the Exclusive Rights, but does not intend to file for registration of the Product(s). Such notice will effectuate Ciba-Geigy's voluntary abandonment of its right hereunder to market Product(s) in such country. With respect to all other countries outside the U.S., Ciba-Geigy shall submit the registration package requesting approval for commercial sale of the Products as soon as reasonably consistent with its normal practice for products within its organization [currently approximately 3 to 9 months in countries where Ciba-Geigy's Basic International Registration Dossier (BIRD) forms the basis of the local submissions]. Thereafter, absent the occurrence of any events beyond its control, including non-performance by Tanox, of its obligations under this Agreement, Ciba-Geigy shall have the following maximum periods in which to commence regular commercial sales of the Product(s) following the date of approval for commercial sale (including reimbursement and price approval where required) in each such country.

In the U.S.A.              -- 12 months
In each Major County       -- under normal circumstances 6 months
                                (outside the U.S.A.)
In each other country      -- 24 months

The abandonment of (a) Product(s) pursuant to this Paragraph 4 shall not be construed to be a termination of this Agreement.

     B. In the U.S., Ciba-Geigy may voluntarily abandon its right hereunder to market a Product(s), upon written notice to Tanox, at any time prior to submission of the NDA for such Product(s) to the FDA. Between the time of submission and the time of approval of said NDA, Ciba-Geigy may voluntarily abandon its right hereunder to market a Product(s) in the U.S., upon written notice to Tanox, solely for the reasons set forth in Section 12.2A (ii) as grounds for a termination.

     C. With respect to the Territory outside the U.S.A., Ciba-Geigy shall be obligated to establish, prior to the commercial introduction of the Product(s), a

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reasonable minimum sales forecast for years 1 to 4 after introduction in the
Major Countries (established as 1/3 of the best estimate of expected sales); whereby, if the minimum sales in an average of two consecutive years are not achieved in a Major Country, Tanox shall have the right to grant a second license in such Major Country, unless Ciba-Geigy shall pay the minimum royalties so accrued based on the minimum sales forecast for such period or shall be able to show that these sales figures have not been reached due to reasons beyond the control of Ciba-Geigy.

     4.8 If Tanox at any time should advise Ciba-Geigy of its concern, and the specific reasons for same, that Ciba-Geigy is not pursuing development, commercialization and sale of the Product(s) outside the U.S.A. in the manner required under this Agreement, then both parties shall discuss the situation in good faith to reach a satisfactory resolution addressing Tanox's concerns, as appropriate.

5.  EXCHANGE OF INFORMATION.

     5.1 Subject to the confidentiality of Paragraph 6, Tanox and Ciba-Geigy shall share their Know-How with each other. If necessary, each party also will provide such information to the other, to the extent reasonable, in suitable form for regulatory approval and registration purposes. Know-How that is subject to the confidentiality obligations of Paragraph 6 received by each party from the other shall only be used for the Product(s) in the Field, except with the express written consent of the other party, such consent not to be unreasonably withheld. Prior to any use of such Know-How in products outside the Field, each party agrees that it will discuss in good faith with the other any such intended use and the possibility of compensation for such use as appropriate in view of the source and the scientific inventiveness of such Know-How, the source of funding, and other reasonable factors.

     5.2 The Project Steering Committee and Working Groups, as described in Paragraph 3, shall be responsible for the exchange of Know-How between Tanox and Ciba-Geigy. (As appropriate, written reports shall be prepared for the meetings of the Project Steering Committee and Working Groups).

     5.3 Tanox will obtain, at its cost, its Patent Right(s) covering the Product(s) in each country in which Tanox believes patent protection to be appropriate. After the Agreement date, Tanox will advise Ciba-Geigy in writing not later than four (4) months before the expiration date of the priority year of the filing of any foreign patent applications, as to those countries where it does not intend to timely file for patent protection and will offer at the same time in writing to file in the remaining countries suggested by Ciba-Geigy corresponding patent applications within such applicable priority year on Ciba-Geigy's behalf and at Ciba-Geigy's cost. Ciba-Geigy shall collaborate and share equally with Tanox the cost of preparing and filing patent applications covering jointly made inventions. Ciba-Geigy will obtain, at its cost, patents based upon its independent research activities for the Product(s) in each country in which Ciba-Geigy believes such patent protection to be beneficial or appropriate.

                Development and Licensing Agreement  -  Page 9.
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     The parties have communicated to each other, prior to the date of this
Agreement, the text of the priority patent applications, and continuations-in-part, currently filed in the Field as listed in Annex 1. The parties will communicate to each other, not later than ninety (90) days after the filing thereof, the text of any additional priority patent applications which are filed or notice of intention to abandon any such application so as to permit the other party to assume prosecution of same at its own expense.

6.  CONFIDENTIALITY AND PUBLICATIONS.

     6.1 Unless otherwise provided for in this Agreement, both parties shall treat the Know-How and any and all other information and data received or derived under this Agreement as strictly confidential, and shall not disclose the same to any Third Party during the Agreement Period and for five years thereafter, except for information which:

          (1) is or shall have been known to the receiving party prior to the disclosure by the other party as evidenced by written record of other proof;

          (2) is or shall have been public knowledge through no fault of the receiving party;

          (3) has been received from a Third Party who did not acquire it directly or indirectly from the disclosing party;

          (4) needs to be disclosed to government officials for purposes of obtaining registration of the Product(s); or

          (5) is compelled to be disclosed in the course of litigation by a Third Party, provided that the party compelled to make such disclosure provides the other party to this Agreement with notice of such compulsion sufficiently in advance of disclosure so as to provide such other party a reasonable time period to seek a protective order.

     Notwithstanding the above, both parties may disclose such information (i) to their legal representatives and employees, to Affiliates, to legal representatives and employees of Affiliates, and to consultants to the extent such disclosure is necessary to achieve the purposes of this Agreement and provided such legal representatives, employees and consultants are covered by obligations of confidentiality with respect to such information no less stringent than those set forth herein; and (ii) as required by law.

     6.2 The parties acknowledge the legitimate interest of their respective employees in publishing findings under this Agreement to the scientific community. On the other hand, the parties recognize their mutual interest that publications be made and lectures, seminars, or other presentations be given only to the extent that both parties' commercial interests have been reasonably safeguarded through patent protection or otherwise so that Third Parties cannot make commercial and/or industrial use of the information contained in such disclosures. For this purpose, each party shall ensure that the other shall have the opportunity to comment in advance on any publication or oral

                Development and Licensing Agreement  -  Page 10.
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presentation in public involving disclosure of any information under this
Agreement that may constitute confidential information and that no such publication or presentation relating to such confidential information under this Agreement shall be made without such other party's prior written consent. The party from which such consent is requested shall not unreasonably withhold or delay such consent. A request from the non-disclosing party that any such publication or presentation be delayed until a patent application is filed thereon shall be a reasonable request to delay; provided, that such delay lasts no more than six (6) months from the date of such request.

7.  PRODUCT MANUFACTURING.

     7.1 In the interest of the competitive position of the Products emerging from the cooperation, an economic, safe and reliable source of manufacture must be identified. After the start of Phase I clinical trials, the PDP Group will initiate the cooperative identification and development of suitable manufacturing technology to provide the best reasonable conditions for manufacturing the Product(s). Regulatory provisions which apply to biologicals may have an impact on the final manufacturing arrangements. For example, it may be required that Ciba-Geigy obtain and maintain the ELA for the Product(s) in the U.S.A. to assume and maintain its governmental marketing approval for the U.S.A. in accordance with this Agreement. If so, Ciba-Geigy may be required to satisfy FDA requirements for ownership and/or control over the means of manufacture in order to obtain and maintain such ELA. In that event, Ciba-Geigy shall hold ownership and/or control over such means of manufacture. The parties shall negotiate in good faith to reach mutually agreeable terms to permit Ciba-Geigy to comply with its regulatory responsibilities.

     7.2 In accordance with Amex 4 (Process Development and Production), Tanox will produce Product(s) required for pre-clinical and Phase I and Phase II clinical development, subject to reimbursement of Tanox's manufacturing costs (as defined in the third and fourth sentence of Paragraph 7.4) by Ciba-Geigy. Production of Product(s) for Phase III clinical trials and subsequent commercial production will be subject to the respective manufacturing rights of the parties agreed under this Paragraph 7.

     7.3 Should neither Ciba-Geigy nor Tanox -- working in cooperation to identify the best reasonable conditions for manufacturing the Product(s) -- be capable of providing such manufacturing conditions and reasonably determine that an alternative Third Party source of manufacturing is necessary, then Tanox and Ciba-Geigy will negotiate in good faith on a reasonable compensation to Tanox for relinquishing its manufacturing rights. Such compensation to Tanox shall be established as an appropriate percentage of the estimated manufacturing profits to Tanox, as mutually agreed.

     7.4 Subject to Paragraph 7.3 above, Tanox will retain manufacturing rights for *. Ciba-Geigy shall determine, in good faith, considering Tanox's input and the objectives of this Agreement, which of Ciba-Geigy's Affiliates' requirements * shall be supplied by Tanox. For all Product(s) manufactured by Tanox for sale to Ciba-Geigy pursuant hereto, Ciba-Geigy will purchase such Product(s) from Tanox at a price *

                Development and Licensing Agreement  -  Page 11.

*

     In any event, all Product(s) supplied by Tanox shall satisfy the standards set forth in Annex 3 and 4 and the specifications for the Product(s) to be agreed upon between the parties. Payment for such Product(s) shall not be due until after quality control evaluation by Ciba-Geigy determines that said Product(s) satisfy said standards and specifications.

     7.5 In addition to quantities and pricing of the Product(s) agreed in Paragraph 7.3 above, additional details concerning the commercial manufacturing arrangements will be negotiated in good faith between the parties. These discussions may cover Ciba-Geigy's financial support of Tanox's contribution to acquisition and/or development of the Know-How for the commercial manufacture of the Product(s). If it should prove difficult for Tanox to obtain financing from other sources for the establishment of manufacturing facilities and operations, Ciba-Geigy declares in principle and without binding effect its readiness to negotiate with Tanox the conditions of such financial support. In any event, these conditions should be such as to reflect the risk character of the investment so that Ciba-Geigy shall obtain an appropriate return on its investment derived from such manufacturing in case the investment shall be successful.

     7.6 If the parties reasonably determine that manufacture of the Product(s) from one facility provides the best reasonable manufacturing conditions, then, as an alternative, Tanox and Ciba-Geigy may agree to establish manufacturing capability for the Product(s) in the form of a joint venture.

     7.7 In the event that (i) Tanox could not supply Ciba-Geigy's requirements, in whole or in part, for the Product(s) or that (ii) Tanox should not be able to supply, in whole or in part, the Product(s) in the quality as agreed upon between the parties in writing at least twelve (12) months prior to the delivery date established for the first commercial supplies by Tanox to Ciba-Geigy, or that (iii) Ciba-Geigy or its Affiliates or sublicensees should be compelled to manufacture the Product(s) locally in any country of the Territory due to the laws or regulations by the government authorities in such country or due to other compelling commercial reasons beyond the control of the parties,

                Development and Licensing Agreement  -  Page 12.

Tanox or Ciba-Geigy, as the case may be, shall notify the other party immediately to this effect and both parties hereto shall, as promptly as possible, but not later than thirty (30) days after the receipt by Tanox or Ciba-Geigy, as the case may be, shall notify the other party immediately to this effect and both parties hereto shall as promptly as possible, but not later than thirty (30) days after the receipt by Tanox or Ciba-Geigy, as the case may be, of said notification by Tanox or Ciga-Geigy, start good faith negotiations with the aim to find a quick solution to overcome the difficulties arisen. If the parties hereto do not come to an agreement in this respect within ninety (90) days after the date of notification, then Ciba-Geigy shall have the right to manufacture itself such portion of its requirements of the Product(s) as may be necessary without any compensation to Tanox.

     If Ciba-Geigy is manufacturing such Product(s) due to the occurrence of event (iii) above, then Ciba-Geigy will agree to adjust purchases of its requirements for other countries in a manner that will permit Tanox to continue to supply * Regarding the occurrence of events (i) or (ii) above, Ciba-Geigy and Tanox will negotiate in good faith in concluding the details of the manufacturing and supply arrangements to establish the return of such manufacturing responsibility to Tanox as soon as reasonable or to terminate its manufacturing responsibility, in whole or in part, as appropriate under the circumstances.

     7.8 Ciba-Geigy shall have the right to have, at its own expense, an independent certified public accountant, to which Tanox has no reasonable objection, inspect Tanox's books and records of account to determine and communicate to Ciba-Geigy only whether Tanox has properly charged Ciba-Geigy pursuant to Article 7 for supplies of Product(s) and for reimbursement of other Tanox costs pursuant to this Agreement and the amount of any discrepancy. Tanox agrees that such records are maintained or will be maintained in sufficient detail to permit such determination for a period of at least three (3) years from the date of their origin. If any review by the independent accountant of Ciba-Geigy of such books and records should indicate that the amount(s) paid by Ciba-Geigy has not been correct, the parties shall seek to mutually agree to settle any discrepancies raised by Ciba-Geigy's accountants and, if the parties mutually agree that the discrepancy is greater than one percent (1%) in Tanox's favor, then Tanox shall agree to reimburse Ciba-Geigy for the expense of such inspection.

8.  MARKETING

     8.1 Subject to the terms and conditions of this Agreement, Ciba-Geigy will have Exclusive Rights in the Exclusive Territories during the Agreement Period.

     8.2 Subject to the terms and provisions of this Agreement, both Tanox and Ciba-Geigy will have Semi-Exclusive, Co-Marketing Rights in the Semi-exclusive Territories during the Agreement Period.

     8.3 Notwithstanding anything above to the contrary, in the U.S.A., Ciba-Geigy and Tanox will have Semi-Exclusive, Co-Promotion Rights to the Product(s), subject, as applicable, to the following:

                Development and Licensing Agreement  -  Page 13.

     A. Tanox and Ciba-Geigy agree to negotiate in good faith the details of their Co-Promotion agreement at a mutually agreeable time and in accordance with the terms and conditions described in this Paragraph 8.3 and elsewhere in this Agreement as applicable. Such negotiation, however, shall commence no later than the date of filing of the NDA in the U.S. or at such other earlier time as Tanox and Ciba-Geigy determine is commercially reasonable.

     B. Tanox's and Ciba-Geigy's compensation shall be fairly determined based on the profits from such Co-Promotion computed in a mutually agreeable manner based on Ciba-Geigy's standard accounting procedures ("Ciba-Geigy Profits"), which Ciba-Geigy Profits are defined as the difference between Net Sales of the Product(s) in the U.S.A. and Ciba-Geigy's "Total Marketing Expense" in the U.S.A. Ciba-Geigy's "Total Marketing Expense" shall include but not necessarily be limited to the following costs incurred by Ciba-Geigy and by Tanox, if any, as may be reasonable:

           (i) Cost of goods to Tanox and Ciba-Geigy, as appropriately determined in accordance with Ciba-Geigy's standard accounting procedures:

           (ii) Royalty payments from Ciba-Geigy to Tanox on that proportion of Net Sales attributable to Ciba-Geigy;

          (iii) Product specific marketing expenses (PSME) which include but are not limited to costs for direct advertising, films, samples, exhibits, clinical conference aids, peer promotion activities, marketing reasearch and such other costs as are normally included in PSME according to Ciba-Geigy's standard accounting procedures;

           (iv) Field force costs (FF) which are the direct and indirect costs of the combined Tanox and Ciba-Geigy field forces, such costs to be borne by Tanox and Ciba-Geigy respectively, properly allocated to the sale of the Product(s) and in accordance with Ciba-Geigy's (and Tanox's) standard accounting procedures; provided, that the FF costs may be included or excluded from Ciba-Geigy's Total Marketing Expenses as the parties may mutually agree;

           (v) Other marketing expenses according to Ciba-Geigy's standard accounting procedures; and

           (vi) Overhead costs and cost of services as determined in accordance with Ciba-Geigy's standard accounting procedures.

     C.  Tanox's compensation (TC) shall be a proportion of Ciba-Geigy Profits,
* of Ciba-Geigy Profits. Such proportion shall be determined by Ciba-Geigy Profits, and the two factors described below:

                Development and Licensing Agreement  -  Page 14.

           (i) Relative field force time (RFFT) is that amount of Tanox's field force time spent in direct promotion of the Product(s) to the Product(s) target audience, divided by that time spent by the combined Ciba-Geigy and Tanox field forces.

          (ii) Relative field force productivity (RFFP) is that amount of the Tanox field force experience, in terms of years, in promoting Product(s) in the indication(s) for which the Product(s) are approved, divided by that quantity for the Ciba-Geigy field force. RFFP shall at no time be less than
     0.75 or greater than 1.0.

     D. Tanox acknowledges that it shall permit Ciba-Geigy to design and implement the overall marketing and sales program as Ciba-Geigy determines is commercially reasonable for the Product(s), with consideration of such input as Tanox representatives may from time to time provide, for a reasonable time following the launch of the Product(s).

     Ciba-Geigy acknowledges that after said reasonable time which shall be no less than three (3) years following the launch of the Product(s), if Tanox gives notice to Ciba-Geigy that it is not satisfied with the sales performance of the Product(s), then in such case Ciba-Geigy, in its discretion, reasonably exercised, may grant Tanox the right to imitate certain activities on its own in order to increase the sales performance of the Product(s) and its relative benefits therefrom.

     E. Ciba-Geigy acknowledges that, in accordance with its sole right to determine the overall marketing and sales strategy for the Product(s), and in consideration of the input to same which, from time to time may be provided by Tanox, it shall provide Tanox with a commercially reasonable opportunity to achieve its * compensation of Ciba-Geigy Profits as defined above.

     8.4 If Ciba-Geigy abandons its right to market a Product in a country in accordance with Paragraph 4.7 (without electing to sublicense), then such rights shall be owned in full by Tanox and Tanox shall thereafter retain the Exclusive Rights to market the Product in such country. If Ciba-Geigy has abandoned and relinquished (either worldwide or in particular countries) its marketing rights hereunder with respect to the Product(s) (one or more than one, as applicable), without electing to sublicense, Tanox or a Third Party licensee or sublicensee of Tanox may freely carry on future development and commercialization of the Abandonment Product. If Tanox acquires any rights to an Abandoned Product, Tanox may use any studies conducted by Ciba-Geigy and its Affiliate(s), and shall have access and rights thereto, to the extent that such rights and access have not already been provided under this Agreement.

                Development and Licensing Agreement  -  Page 15.

     9.  Financial Commitments of Ciba-Geigy.

     9.1 Subject to the continuing interest of Ciba-Geigy in this project, Ciba-Geigy shall pay the following amounts to Tanox upon the happening of the events specified hereinafter.


                                                  PAYMENT
EVENT                                          (in millions)

  1.  On signing of the Agreement by both         *
      parties
  2.  Within 30 working days after receipt        *
      by Ciba-Geigy of a two (2) mg sample
      of a chimeric mAb developed by Tanox
      at a quality to be agreed upon in
      advance in writing between the
      parties
  3.  Within 30 working days after receipt        *
      by Ciba-Geigy of batch 0 of the
      Product at quantity / quality /
      specifications to be agreed upon in
      advance in writing between the
      parties
  4.  Start by Ciba-Geigy of phase I              *
      clinical trials
  5.  Start by Ciba-Geigy of phase II             *
      clinical trials
  6.  Start by Ciba-Geigy of phase III            *
      clinical trials
  7.  Upon submission of NDA/PLA/ELA in           *
      first Major Country (other than
      Japan) (50% creditable against
      royalties)
  8.  Upon submission of NDA/PLA in Japan         *
      (50% creditable against royalties)
  9.  Upon approval of NDA/PLA/ELA in first       *
      Major Country (other than Japan) (50%
      creditable against royalties)
 10.  Upon approval of NDA/PLA in Japan           *
      (50% creditable against royalties)

     The above payments under event numbers 1 and 4 to 10 shall be due within thirty (30) days after occurrence of the event specified.

     The above payments (except for the signing payment) shall be made for the initial Product and for each different Product which the parties agree to pursue which
                Development and Licensing Agreement  -  Page 16.

is not a follow-up or second generation product initiated solely by Ciba-Geigy's R&D activities; however, if the parties agree to replace a Product being developed with another Product of the same type and function which shows greater promise, then such payments will continue with the payment next due at the time such initial product was replaced.

     9.2 A. In consideration of the rights herewith granted, Ciba-Geigy shall pay royalties to Tanox on Net Sales of the Product(s) based on the following:


     (i)  on all Net Sales within a calendar year in Exclusive
          Territories, in the aggregate, where Tanox's Patent Right(s) exist in the form of issued, valid, and unexpired patents:

          --  up to and including *:                                          *

          --  between * and up to
              and including *:                                                *

          --  over *:                                                         *

     (ii) on Net Sales in Semi-exclusive Territories where Tanox's
          Patent Rights exist in the form of issued, valid, and
          unexpired patents:                                                  *

    (iii) on Net Sales in countries outside of the U.S.A. in which there are no Tanox Patent Rights in the form of issued,
          valid, and unexpired patents:                                       *

     (iv) on Net Sales in the U.S.A. if there are no Tanox Patent
          Rights in the form of issued, valid, and unexpired patents:         *

Tanox, at its option on written notice to Ciba-Geigy, may permanently waive prior to a commercial introduction of the Product(s) its Semi-Exclusive Rights in one or more countries, from time to time, and such countries shall thereafter be considered for purposes hereof as countries with Exclusive Rights held by Ciba-Geigy.

B. If the Product(s) contain one or more therapeutically active substances and such substances are of comparable significance, or the added one(s) are of greater significance than the original Product(s), then the parties shall in good faith renegotiate a reduction to the above royalty rates applicable to such Product(s).

C. Where royalty payments to Tanox become due, Ciba-Geigy shall have the right to receive a credit for * of the total amount of each such royalty payment until such time as the cumulative credits received under this provision shall equal * of the amounts paid under Paragraph 9.1, event numbers 7, 8, 9 and 10), plus amounts as may be permitted to be credited against royalty payments under Annex 3, paragraph number 4.

                Development and Licensing Agreement  -  Page 17.

D. If in any country any Product is covered by more than one of Tanox's Patent Rights which entitles Tanox to royalty payments hereunder, the highest royalty rate shall be applicable, but no cumulation of royalties shall be made.

E. The royalties shall be payable in each country as follows: (i) until the last to expire in each of the respective countries of the patents actually used and covering the manufacture, use, or sale of Product(s) issuing from the patent applications of Tanox listed in Annex 1 as of the date of the signature of this Agreement or claiming its priorities thereof (such expiration to occur only after expiration of extensions of any nature to such patents which may be obtained under applicable statues or regulations in the respective countries of Territory, such as the Drug Price Competition and Patent Term Restoration Act of 1984 in the U.S.A. and similar patent extension laws in other countries), or
(ii) for a duration of nine (9) years from the day of the first commercial sale of the respective Product(s) in each of the respective sales countries if there is no patent protection in such country at the expiration of such nine (9) year period, whichever is longer. If a patent expires in a country prior to such nine
(9) year period, then the royalty rate shall drop to the rate applicable in countries without patent protection.

F. All royalty payments shall be made in U.S. Dollars for each calendar half year (ending on June 30 and December 31, respectively) within ninety (90) days after the end of such calendar half year. Such royalty payments shall be accompanied by a written statement indicating Net Sales of the Product(s), as applicable, by country.

If Ciba-Geigy is required to pay or withhold any income tax or other tax with respect to royalty payments, Ciba-Geigy shall first (i) furnish Tanox, in writing, with satisfactory evidence that such payment or withholding is required, (ii) give Tanox its reasonable assistance to enable or assist Tanox to claim exemption from any such deduction and (iii) shall provide satisfactory documentation to confirm the payment of the tax.

To the extent and as long as the laws and/or regulations in force in any country prohibit the payment, conversion or remittance of the royalties as hereby contemplated, Ciba-Geigy's obligations under this Paragraph 9.2.F. shall be discharged by the deposit thereof to the account of Tanox, or its designee, in any commercial bank or trust company selected by Tanox located in such country; provided, that no infraction of law or regulation occurs in making such deposit.

Tanox shall have the right to have, at its own expense, an independent certified accountant, to which Ciba-Geigy has no reasonable objection, inspect Ciba-Geigy's books and records of account to determine and communicate to Tanox only whether appropriate payments have been made to Tanox and the amount of any discrepancy. Ciba-Geigy agrees that such records are maintained or will be maintained in sufficient detail to permit such determination for a period of at least three (3) years from the date of their origin. If any review by the independent accountant of Tanox of such books and records should indicate that the amount(s) paid by Ciba-Geigy have not been correct, the parties shall seek to mutually agree to settle any discrepancies raised

                Development and Licensing Agreement  -  Page 18.

by Tanox's accountants and, if the parties mutually agree that the discrepancy is greater than 1% in Ciba-Geigy's favor, then Ciba-Geigy shall agree to reimburse Tanox for the expense of such inspection.

     9.3 Notwithstanding any set-offs or other reductions to royalties which may be provided under this Agreement, the parties agree that the total annual aggregate royalties payable to Tanox under this Agreement shall in no event be reduced by greater than * of the total annual aggregate amount which would be payable absent any such set-offs or reductions.

10.  INDEMNIFICATION; LIABILITY; INFRINGEMENT.

     10.1 Ciba-Geigy shall indemnify and hold Tanox harmless from and against any and all damages, costs, expenses, and other liabilities, including, without limitation, all liability claims and damages with respect to the Product(s) sold by Ciba-Geigy (including sales under Co-Promotion Rights) provided that a) no later than ten days after receipt of notice by Tanox of such claim, Tanox shall notify Ciba-Geigy thereof; b) said damages, costs, expenses and other liabilities do not arise out of the negligence or violation by Tanox of applicable laws or of its obligations under this Agreement; c) Tanox fully cooperates with Ciba-Geigy in the defense of such claims without out-of-pocket cost to Tanox; and d) Ciba-Geigy shall control the defense and or settlement thereof. Ciba-Geigy also agrees to add Tanox as an additional named insured on any product liability insurance policy that Ciba-Geigy may have outside the U.S.A. which covers such Product(s) and furnish satisfactory evidence of same upon request from time to time.

     Tanox shall indemnify and hold Ciba-Geigy harmless from and against any and all damages, costs, expenses, and other liabilities, including, without limitation, all liability claims and damages with respect to the Product(s) sold by Tanox under its Co-Marketing Rights (or any subsequent Exclusive Rights it may obtain); provided that a) no later than ten days after receipt of notice by Ciba-Geigy of such claim, Ciba-Geigy shall notify Tanox thereof; b) said damages, costs, expenses and other liabilities do not arise out of the negligence or violation by Ciba-Geigy of applicable laws or of its obligations under this Agreement; c) Ciba-Geigy fully cooperates with Tanox in the defense of such claims without out-of-pocket cost to Ciba-Geigy; and d) Tanox shall control the defense and or settlement thereof. Tanox also agrees to add Ciba-Geigy as an additional named insured on any product liability insurance policy that Tanox may have outside the U.S.A. which covers such Product(s) and furnish satisfactory evidence of same upon request from time to time.

     It is understood, however, that neither party nor their officers, directors and employees shall be liable for any loss or damage caused by the negligence of the other party while the latter party is performing its work under this Agreement.

     10.2 Tanox shall indemnify and hold harmless Ciba-Geigy, its Affiliates and sublicensees from and against any and all damages, costs, expenses, and other liabilities incurred by them as the result of any infringement of patent rights of any Third Party arising from the manufacture, use or sale of the Product(s); provided that no later than

                Development and Licensing Agreement  -  Page 19.

ten days after receipt of notice by Ciga-Geigy of any such claim, Ciga-Geigy shall notify Tanox thereof and give Tanox the opportunity to undertake and direct the defense and/or settlement thereof. Any amount due to Ciga-Geigy, its Affiliates or sublicensees pursuant to this indemnification shall be paid solely out of royalties thereafter due by Ciga-Geigy to Tanox hereunder.

     In the event of any such infringement, Tanox may obtain, or Ciga-Geigy may require Tanox to use its best efforts to obtain, for Ciga-Geigy a license applicable to such country of such Third Party's patent rights. If royalties shall become payable to third parties under such a license obtained by Tanox or under a license which Ciga-Geigy is compelled to execute with a Third Party to market Product(s) without infringing the patent rights of that Third Party, such royalties shall be deductible of the royalties due Tanox, but the royalties due Tanox shall in any event at least be equal to those in countries of the Territory without Tanox's Patent Rights.

     10.3 If Tanox, Ciga-Geigy, or its respective Affilite(s) or sublicensees becomes aware of any actual or threatened infringement of any Patent Rights, such party shall promptly notify the other party in writing. Ciga-Geigy and its Affiliate(s) or sublicensees, shall have the first right to bring, at Ciga-Geigy's own expense, an infringement action against any third party in its own name, or if necessary in the name of Tanox. If Ciga-Geigy, or its Affiliate(s) or sublicensees, do not bring a particular patent infringement action within six (6) months from the date of notification, or within two months prior to expiration of any applicable statute of limitations on such action, Tanox, after notifying Ciga-Geigy in writing, shall be entitled to bring such infringement action at Tanox's own expense. The party not conducting such suit shall assist the other party and cooperate in any such litigation at the other's reasonable request without out-of-pocket expense to the party providing such assistance. The award or settlement in such litigation shall first be used to pay the legal costs and expenses of such suit and any remaining amount shall be divided between the parties in proportion to each party's respective injury caused by the infringer.

     11. RIGHT OF FIRST REFUSAL. Ciba-Geigy will have the right of first refusal to market any Product(s) with the Field that are independently developed by Tanox as permitted under Annex 3, paragraph number 5. At such time as Tanox desires to license out all or part of the rights to any such Product(s), Tanox shall notify Ciba-Geigy in writing, specifying in such notice the terms and conditions upon which such license will be offered. Ciba-Geigy will have sixty
(60) days after the date of receipt of all relevant information to review such information regarding the Product(s) as Tanox has made or will make available to interested Third Parties. If Ciba-Geigy desires to exercise its right of first refusal hereunder, it will notify Tanox of same and negotiate any details necessary to consummate such license transaction within one hundred and twenty
(120) days from the date of its decision to exercise such right of first refusal. At the conclusion of such one hundred and twenty (120) days period, unless Ciba-Geigy and Tanox have reached written agreement with respect to the exercise of its rights (with closing to occur within thirty (30) days thereafter), Tanox shall be free to conclude such license transaction with a Third Party in accordance with its notice to Ciba-Geigy, provided, that if Tanox should determine that it will conclude any such license transaction on terms and conditions

                Development and Licensing Agreement  -  Page 20.

materially more favorable than those stated in its notice to Ciba-Geigy, then Tanox will permit Ciba-Geigy to have another right of refusal with respect to such other terms and conditions.

     12.  TERM; TERMINATION

        12.1 A. The term of this Agreement shall begin as of the date hereof and, on a country by country basis, unless earlier terminated as permitted hereunder, shall remain in effect for the Agreement Period.

     B. Upon such expiration of the Agreement Period, each party shall continue to have the right and license to sell Product(s) under any name, trademark, and product label applicable to the Product(s) sold by such party during the term of this Agreement so long as such party takes all actions reasonably necessary to protect and maintain the goodwill associated with such names or marks; except that in the U.S.A. only Ciba-Geigy shall have the right to continue to use the previously used trademark. Actions to protect and maintain such goodwill shall include, without limitation, (i) using and displaying such marks in the manner required by law and consistent with the manner in which such name(s) or marks were used or displayed during the term of this Agreement and (ii) using such names or marks only in connection with Product(s) which meet standards, specifications, and quality assurance requirements that are the same, in all material respects, as were applicable to such Product(s) during the term of this Agreement.

     12.2 A.(i) Prior to submission of a registration package requesting approval for commercial sale of the Product(s) in the first Major Country, this Agreement and the licenses granted hereunder may be terminated by Ciba-Geigy, with or without cause, at any time upon one hundred-twenty (120) days prior written notice thereof to Tanox. During such period, pending the effectiveness of such termination notice, Ciba-Geigy agrees to withhold public disclosure of such termination until it has provided the reasons for such termination to Tanox. Any payments according to Paragraph 9.1 of this Agreement shall, however, not become payable by Ciba-Geigy to Tanox during such 120 days' notice period.

     (ii) Subsequent to submission of a registration package requesting approval for commercial sales of the Product(s) in the first Major Country, if Ciba-Geigy reasonably determines, in good faith, that there are unanticipated limitations on the market opportunity represented by the Product(s) because of restrictive labeling requirements, side effects, absence of medical needs, conditions which in Ciba-Geigy's reasonable judgement make it commercially unreasonable to launch the Product(s), or similar problems, then this Agreement and the licenses granted hereunder, may be terminated by Ciba-Geigy upon one hundred and twenty (120) days' prior written notice thereof to Tanox. During such period, pending the effectiveness of such termination notice, Ciba-Geigy agrees to withhold public disclosure of such termination until it has provided the reasons for such termination to Tanox. Any payments according to paragraph
9.1 of this Agreement, shall, however, not become payable by Ciba-Geigy to Tanox during such one hundred and twenty (120) days' notice period.

                Development and Licensing Agreement  -  Page 21.

     B. Either party may terminate this Agreement in the event of a material breach by the other, provided, that the breaching party is given written notice of such claimed breach and a reasonable time, not to exceed sixy (60) days, in which to cure such breach or submit same to arbitration hereunder. Such period to cure may be extended for up to one hundred twenty (120) days, upon written request, if such additional time is reasonably necessary to effect such cure; provided, that such breaching party is using its reasonable efforts to diligently pursue such cure. If Tanox is the breaching party and fails to cure its breach within such period allowed for cure, then Ciba-Geigy, at its election in lieu of termination of this Agreement under Paragraph 12.2.A. above, shall be entitled to setoff against the royalty payments due Tanox, without effect of the limitation on aggregate reduction under Paragraph 9.3, the amount of damages agreed or determined by arbitration to have resulted from such breach.

     12.3 A. If this Agreement is terminated by Tanox pursuant to Paragraph 12.2.B. or by Ciba-Geigy pursuant to Paragraph 12.2.A., then Ciba-Geigy and its Affiliate(s) and sublicensees, as applicable, shall return to Tanox all documented or written Know-How provided by Tanox under this Agreement and Ciba-Geigy, and its Affiliate(s) and sublicensees, shall have no further right or license to Tanox's Know-How and Patent Rights. Upon such termination (other than a termination by Ciba-Geigy pursuant to 12.2.B), Tanox shall retain and be granted a non-exclusive, world-wide license to Ciba-Geigy's Patent Rights and Know-How for the manufacture, use, and sale of the Product(s), with the right to sublicense. If Ciba-Geigy terminates this Agreement in good faith under Paragraph 12.2.A.(i) because adverse results obtained in the development activities for the Product(s) make such termination reasonable under the circumstances and, if Tanox or any of its licensees intends to use Ciba-Geigy's Patent Rights or Know-How for the manufacture, use and/or sale of the Product(s), the studies conducted by Ciba-Geigy and its Affiliates and sublicensees relating to Product(s) may only be used if Tanox shall agree to compensate Ciba-Geigy for such use in an aggregate amount equal to Ciba-Geigy's payments to Tanox under Article 9.1, events 1-10 of this Agreement. If Ciba-Geigy terminates this Agreement under Paragraph 12.2.A(i) for any other reason and the foregoing use by Tanox or its licensees occurs, then Tanox shall compensate Ciba-Geigy for such use in an aggregate amount equal to Ciba-Geigy's payments to Tanox under 9.1, events 3-10, of this Agreement. Such compensation shall be paid from Tanox's own Product(s) sales and/or from other payments made by Third Parties for the rights under this Agreement and shall be paid in installments equal to 3.3% of Tanox's Product(s) sales and/or one-third of such other payments until Ciba-Geigy has obtained full recovery of the amounts agreed above.

     If Ciba-Geigy terminates this Agreement under Paragraph 12.2.A.(ii), then:
(i) Ciba-Geigy and its Affiliate(s) and sublicensees, as applicable, shall return to Tanox all documented or written Know-How provided by Tanox under this Agreement and Ciba-Geigy, and its Affiliate(s) and sublicensees, shall have no further right or license to Tanox's Know-How and Patent Rights; (ii) Tanox shall retain and be granted a non-exclusive, worldwide license to Ciba-Geigy's Patent Rights and Know-How for the manufacture, use and sale of the Product(s), with the right to sublicense; and (iii) Tanox may use the studies conducted by Ciba-Geigy and its Affiliates and sublicensees relating to Product(s) without paying additional compensation to Ciba-Geigy. In addition, Ciba-

                Development and Licensing Agreement  -  Page 22.

Geigy will provide Tanox with such additional reasonable assistance in connection with transfer of development activities, product registrations and applications, regulatory approvals, and other matters necessary to Tanox's assumption of Ciba-Geigy's responsibilities under this Agreement as the parties may mutually agree is appropriate.

     B. Termination of this Agreement for any reason shall be without prejudice to Tanox's right to receive all royalties accrued and unpaid on the effective date of termination and shall not relieve either party of any liability from any obligations which have accrued hereunder prior to such termination.

     C. The confidentially obligations set forth in Paragraph 6 shall survive the termination or expiration of this Agreement for the maximum period permitted under Paragraph 6.

     13. FORCE MAJEURE. Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riots, civil commotions, wars, hostilities between nations, embargoes, acts of God, storms, fires, accidents, labor disputes or strikes, sabotage, explosions or other similar or different contingencies, in each case, beyond the reasonable control of the respective parties. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the parties hereto shall consult with respect to an equitable solution, including the possible termination of this Agreement.

     14. NON-DISCLOSURE. The existence and the terms of this Agreement shall not be disclosed by Tanox or Ciba-Geigy to any Third Party or be published unless both parties expressly agree otherwise in writing. However, this restriction shall not apply to disclosure of information set forth in the form of an agreed press release, which will be prepared in mutually agreeable format and substance following the closing of this Agreement, and to announcements required by law or regulation except that in such event the parties shall coordinate to the extent possible with respect to the wording of any such announcement. Also, this restriction shall not apply to disclosure of this Agreement to certain private Third Parties such as the shareholders of Tanox, investment bankers and other financial consultants, and prospective investors in Tanox or its technology under development, if such disclosure is made under confidentiality obligations extending for at least three (3) years and otherwise similar in substance to the provisions of Paragraph 6. Except for disclosure pursuant to the press release to be mutually agreed following closing, Tanox expressly agrees that subsequent press releases or other disclosure for press publication will be subject to the obligations of non-disclosure under this paragraph, unless such disclosure includes, in substance, only the information set forth in such agreed press release.

     15. NOTICES. All notices or communications sent or delivered hereunder by one party to the other party shall be in writing and shall be deemed duly given when delivered to the other party at the address set forth below or when sent by electronic facsimile transmission (Fax), with receipt evidenced by Fax transmission acknowledgement, to the Fax number set forth below. A party's address or Fax number may be changed

                Development and Licensing Agreement  -  Page 23.

upon notice of such change given to the other party as provided herein. Notice to the parties shall be delivered to their respective addresses or Fax numbers, as follows:

If to Tanox:                  Tanox Biosystems, Inc.
                              Attn: Nancy T. Chang, President
                              10301 Stella Link
                              Houston, Texas 77025
                              U.S.A.
                              FAX: (713) 664-8914

If to Ciba-Geigy:             Ciba-Geigy Limited
                              Pharma Licensing
                              CH-4002 Basle
                              Switzerland
                              FAX: 061-6963887

     16. ARBITRATION AND JURISDICTION. The parties agree to attempt to settle any dispute, controversy or difference arising out of or relating to this Agreement, or breach thereof, by friendly discussions, including concluding any subsequent agreements required or contemplated by this Agreement. If and when any such dispute, controversy, or difference is not settled by such means, then any such dispute, controversy, or difference shall be subject to arbitration, with three (3) arbitrators (one each selected by the parties and a neutral arbitrator appointed by the American Arbitration Association) in accordance with the rules of the American Arbitration Association. The parties acknowledge that the arbitrators, if required to resolve any difference or dispute of the parties with respect to the terms of any such subsequent agreements should be guided by the purpose and intent of the parties reflected in this Agreement and by general industry practices among companies of equal bargaining power. The parties agree to be bound by the award and/or decision of such arbitration and such award and/or decision may be enforced by any court of competent jurisdiction. The place of arbitration shall be a mutually agreeable site. This Agreement shall be construed in all respects and governed by applicable laws of Texas and the United States.

     17. RELATIONSHIP OF PARTIES. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Tanox or Ciba-Geigy as partners or joint venturers with respect to this Agreement. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any Third Party.

     18. ASSIGNMENT. The rights and obligations of the parties hereunder may be assigned to Affiliates, but shall otherwise not be transferred or assigned by either party, except as otherwise permitted in compliance with the requirements of this Agreement, without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of any such permitted assigns or successors.

                Development and Licensing Agreement  -  Page 24.

     19. SEVERABILITY. If any part of this Agreement shall be held unenforceable, the remainder of the Agreement shall nevertheless remain in full force and effect.

     20. ENTIRE AGREEMENT AND AMENDMENT. As of the date hereof, this Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any previous understandings or agreement between the parties. No modification or amendment of this Agreement shall be valid or binding upon the parties unless made in writing and duly executed on behalf of both of the parties. The parties also acknowledge execution of that certain Stock Purchase Agreement of even date herewith and those additional agreements to be entered into hereafter which are referenced herein.

     21. WAIVER. No failure or delay by any party to insist upon the performance of any term or condition of this Agreement, or to exercise any right, power, or remedy hereunder consequent upon a breach hereof, shall constitute a waiver of any such term, condition, right, power, or remedy, or of any such breach, or preclude such party from exercising any such right, power, or remedy at any later time or times.

     22. AGREEMENT TO PERFORM NECESSARY ACTS. Each party agrees to perform any further acts and execute and deliver any and all further documents, agreements, and/or instruments which may be reasonably necessary or desirable to carry out or effect the provisions of this Agreement.

     23. APPLICABLE LAWS. The parties hereby agree to comply with all laws, rules, regulations, ordinances, and other governmental requirements in connection with the performance of their respective rights, responsibilities, and obligations hereunder, including, without limitation, laws governing export, import, or other shipment of the Product(s), regulating approvals and registrations of the Product(s), and requiring identification of Patent Rights on labels and containers for the Product(s).

                Development and Licensing Agreement  -  Page 25.

     IN WITNESS WHEREOF, this Agreement has been executed on the day and year first above written.

                                          TANOX BIOSYSTEMS, INC.

                                          By:  Nancy T. Chang,
                                               Nancy T. Chang, President

                                          CIBA-GEIGY LIMITED

                                          By:   H.F. Mohr
                                          Name: H. F. Mohr
                                          Title: Head, Pharma Licensing

                                          By:   H. Gut
                                          Name: Herbert Gut
                                          Title: Counsel Pharma Div.

                Development and Licensing Agreement  -  Page 26.

                                    ANNEX 1

                             PATENT RIGHTS IN FIELD

TANOX PENDING PATENT APPLICATIONS

TNX37-12        Chang ET AL.   High affinity Anti-Human IgE-          12/31/87      S/N 140,036
  U.S.                         Monoclonal Antibody Which Bind
                               To Igge-Bearing B Cells And Not
                               Basophils
TNX87-12A       Change ET AL.  High affinity Anti-Human IgE-          7/29/88       S/N 226,421
  U.S.                         Monoclonal Antibody Which Binds
                               To IgE-Bearing B Cells And Not
                               Basophils
TNX87-12AA      Chang ET AL.   High affinity Anti-Human IgE-          12/28/88      S/N 291,068
  U.S.                         Monoclonal Antibody Which Binds
                               To IgE-Bearing B Cells And Not
                               Basophils
TNX87-12AAA     Chang          IgE-Specific Antibodies That Do        3/6/89        S/N 320,294
                               Not Bind IgE on B Lymphocytes
                               and Basophils
TNX87-12AAB     Chang ET AL.   High Affinity Anti-IgE Mono-           5/26/89       S/N 357,483
  U.S.                         clonal Antibody Which Binds
                               To IgE-Bearing B Cells And Not
                               Basophils
TNX88-03        Chang          Antigenic Epitopes Of IgE              8/5/88        S/N 229,178
  U.S.                         Present On B Cell But Not
                               Basophil Surface
TNX88-03A       Chang          Antigenic Epitopes Of IgE              11/16/88      S/N 272,243
  U.S.                         Present On B Cell But Not
                               Basophil Surface
TNX-03AA        Chang          Antigenic Epitopes Present             6/21/89       S/N 369,625
  U.S.                         On Membrane-Bound But Not
                               Secreted IgE
TNX87-12AA                     Antigenic Epitopes of Immunoglobulin   1/3/89        S/N 587,431-9
  Canada                       E Present On B Cell
                               But Not Basophil Surface
PCT (3)                        Unique Antigenic Epitopes On           12/29/88      PCT/US88/04706
                               IgE-Bearing B Lymphocytes
CIBA-GEIGY PENDING PATENT APPLICATIONS
Great Britain   Heusser        Monoclonal Antibodies Specific for     5/4/89        4-17570
                               an Immunoglobulin Isotype

                                     ANNEX 2

                        COOPERATIVE RESEARCH ACTIVITIES

                         UNDER DIRECTION/SUPERVISION OF
                    PROJECT STEERING COMMITTEE/WORKING GROUP

         RESEARCH ACTIVITIES             MAJOR PARTICIPATION       FUNDING CODE
-------------------------------------   ---------------------    -----------------
                                                                 (SEE SECTION 4.1)
Continuation of hybridoma research
  for new mAbs                                  T/C-G                    a
mAb characteristics and selection               T/C-G                    a
IN VITRO studies addressing
  therapeutic mechanism and
  efficiency                                    T/C-G                    a
Animal studies addressing therapeutic
  mechanism and efficacy                         C-G                     c
Development of chimeric
  antibody-producing cell lines                 T/CG                     a
Chimeric mAb characterization                   T/C-G                    a

Tanox will be obligated to perform the above research activities indicated for up to two other antibodies which the parties may mutually agree to pursue and, specifically, is responsible for completion of such development for Tanox's monoclonal antibody (mAb) 11-4-70 (the above mentioned other antibodies will be selected by mutual agreement of Tanox and Ciba-Geigy for initial clinical development).

If Ciba-Geigy reasonably believes that other approaches such as Fab or hybrid derivatives or antibody conjugates should be pursued, Tanox and Ciba-Geigy can establish a mutually acceptable product development plan, subject to reimbursement of Tanox costs for its activities under the plan.

                                    ANNEX 3

                  COOPERATIVE CLINICAL DEVELOPMENT ACTIVITIES

                         UNDER DIRECTION/SUPERVISION OF
                    PROJECT STEERING COMMITTEE/WORKING GROUP

1.    Tanox warrants that Tanox's *, to the extent tested:

      -    reacts specifically with *, not other serum substances
           (including specifically *).

      -    reacts with *, not other cell types.

      -    does not induce *.

      -    does not bind to *.

      -    does not bind to *

      -    has a high *

      Further, Tanox has provided Ciba-Geigy prior to the date of this Agreement with approximately 5 mg of the purified murine mAb 11 -- 70 and will provide Ciba-Geigy with an additional 7 mg of such mAb (+ or - 90% pure) upon the closing of this Agreement, if requested, so that Ciba-Geigy can perform additional confirmatory testing of the above.

2. Subject to confirmation of the above characteristics by Ciba-Geigy, the parties agree that Tanox's mAb 11 -- 70 is a promising candidate and warrants initiation of clinical development with the comparable chimeric mAb 11 -- 70 as soon as such antibody has been developed and produced for initial clinical trials provided that the additional studies required for an IND confirm such assessment. Therefore, the parties agreed that the necessary studies outlined below will be completed and phase 1 trials in the U.S., Europe, or another country will be undertaken with such antibody (or such other antibody as Tanox and Ciba-Geigy may reasonably agree to substitute) as soon as sufficient quantities of the antibody have been produced by Tanox in accordance with GMP and GCP (as provided in Annex 4) to initiate the studies.

                                                                                      FINANCIAL
                     PRODUCT DEVELOPMENT              ACTIVITY RESPONSIBILITY      RESPONSIBILITY
            -------------------------------------     ------------------------     ---------------
                                                                        (SEE SECTION
                                                                            4.1)
            Safety Pharmacology                                 C-G                       c
            Toxicological Studies
            (Preclinical)                                       C-G                       c
            (Clinical)                                          C-G                    c or a*
            Galenical Formulations
            (Clinical)                                          C-G                    c or a*

                                                                                      FINANCIAL
                     PRODUCT DEVELOPMENT              ACTIVITY RESPONSIBILITY      RESPONSIBILITY
            -------------------------------------     ------------------------     ---------------
                                                                        (SEE SECTION
                                                                            4.1)
            IND Application -- Europe, Japan and                C-G                   c or a**
              other countries
            IND Application -- U.S.                             C-G                       e
            Clinical Development -- Europe,                     C-G                   c or a***
              Japan and other countries
            Clinical Development -- U.S.                        C-G                       a

            ------------

            a*   --  If performed in U.S.

            a**  --  For countries where Tanox has Co-Marketing rights

            a*** -- For local clinical trials in countries where Tanox has Co-Marketing rights.

3. For clinical development activities outside the U.S., the Clinical Development Group will serve as a conduit by which Tanox will be able to review and stay informed with respect to progress and results of such activities. For clinical development within the U.S., however, it will be the responsibility of the Clinical Development Group, with the supporting participation of the PDP Group and its activities, to actively direct and supervise all such clinical development of the Product(s) and Tanox shall be a participant in such activities and decisions relating thereto. If any difference of opinion should exist with respect to such decisions, Ciba-Geigy shall retain final responsibility for such decisions, after considering in good faith Tanox's input, which shall be provided in such timely manner so as not to impede the progress of the program.

4. Ciba-Geigy shall maintain a record of its costs for clinical development activities in the U.S. according to its standard accounting procedures, which shall reasonably and fairly establish such costs. Tanox shall contribute to said costs * provided, that Tanox's obligation for such costs will be paid solely out of credits against royalties and subject to the annual limitations contained in Paragraph 9.2.C. The measurement year for purposes of determining Tanox's contribution will be the first full calendar year following product introduction in the United States. To the extent Tanox has incurred any costs in connection with its activities hereunder for U.S. IND and clinical development, such costs will be included in the total U.S. IND and clinical development costs and Tanox shall be entitled to a credit against its required contribution hereunder for the total amount of its costs.

5. If Tanox desires to pursue development of any Products(s) within the Field, in addition to Product(s) already being developed hereunder, which Ciba-Geigy believes is not sufficiently superior to justify a simultaneous clinical development program, then Tanox itself, without giving rights to any Third Party, will have the right to pursue development of such Product(s) at its sole expense; subject, however, to the right of first refusal of Ciba-Geigy to license the Product(s) as provided under Paragraph 11 of this Agreement.

                                     ANNEX 4

            COOPERATIVE PROCESS DEVELOPMENT AND PRODUCTION ACTIVITIES

                         UNDER DIRECTION/SUPERVISION OF
                    PROJECT STEERING COMMITTEE/WORKING GROUP

1. The PDP Group and Clinical Development Group will initially work closely together to establish specifications for the Product(s) and to assure the production of sufficient Product(s) to permit the parties to initiate Phase I clinical trials as soon as possible. Throughout the continuation of clinical trials, Process Development and Production Activities will be coordinated with Clinical Development Activities to assure completion of regulatory approvals and registrations in a commercially reasonable manner as required under the Agreement. Ciba-Geigy and Tanox shall share such activities. Tanox's in-house costs and necessary Third Party costs incurred by Tanox and agreed upon by both parties shall be reimbursed by Ciba-Geigy in accordance with the reimbursement guidelines set forth in Annex 5.

2.    Process development and production activities shall include the following:

      A. Adaption of production cell lines, including cloning, screening and selecting with procedures designed to identify stable and high producing cell lines.

      B. Scale-up of production cell lines, including adaption of cell lines to and optimization of production medium and analysis and selection of optimal cell culture production method (scale-up will occur in reasonable stages which will permit initial production of Product(s) for the start of clinical trials as soon as possible, with continuing scale-up activities as necessary for subsequent production of Product(s) in commercial quantities as contemplated by this Agreement).

      C. Characterization and quality assurance, maintenance and improvement of the production cell lines, including Third Party costs necessary to testing and standardization of the production cell lines.

      D. Development of purification processes and Product(s) specific analytical techniques necessary for characterization and required regulatory and QA/QC testing of Product(s), including final products for clinical trial production and for subsequent production of Product(s) in commercial quantities as contemplated by this Agreement.

      E. Development and standardization of raw material and final product manufacturing procedures, including product formulation, vialing, labeling and packaging.

3. Tanox warrants that it will produce Product(s) for Ciba-Geigy in accordance with all applicable U.S. laws, including, but not limited to, U.S. guidelines for Good Manufacturing Practices (GMP) and Good Clinical Practices (GCP) and in accordance with all applicable laws in countries where Ciba-Geigy wishes to use (a) Product(s) produced by Tanox, provided such laws place no undue burden on Tanox, and within specifications to be mutually agreed to fulfill regulatory requirements for Phase I and Phase II clinical trials in the U.S., Europe, Japan, and such other countries as separate clinical trials may be reasonably determined to be necessary. The parties anticipate that Phase I clinical trials shall be initiated first in either the U.S. or a Major Country in Europe and that Phase I clinical trials will be initiated in any other Major Country in which they are determined to be necessary as soon as reasonably possible.

4. The PDP Group, as provided by Paragraph 3.2, shall coordinate production of clinical trials material for Phase III studies in a manner that the parties mutually agree will best permit obtaining necessary regulatory approvals and Product(s) registrations.

5. The PDP Group will be responsible for coordinating process development as provided in Paragraph 1 above, together with considering any technology acquisition and coordinating the establishment of necessary manufacturing facilities, in the manner reasonably designed to result in the uninterrupted continuation of clinical trials to conclusion and to permit the establishment of reasonable levels of Product(s) inventory by such time as the first approval to sell Product(s) commercially is obtained.

                                     ANNEX 5

                            REIMBURSEMENT GUIDELINES

Reimbursement of Tanox activities, as applicable, shall be made in accordance with the following guidelines and procedures:

1. The total reimbursable cost of the Tanox activities subject to reimbursement will include the following categories of charges, as applicable: direct personnel and travel costs related to the activities except for IND filing and for clinical development in the U.S.A. through to NDA approval, overhead charges that are allocated to the production project according to accounting standards and practices generally acceptable within the industry, supplies and materials necessary for applicable research, production, testing, and regulatory requirements (including establishment of master and working cell banks), dedicated equipment costs (if desired, this equipment can be shipped to Ciba-Geigy, at its expense, upon completion of Tanox's production responsibilities), direct third party costs for storage, testing, and vialing and miscellaneous insured shipping costs. No General & Administrative charges will be included.

2. Under its procedures for reimbursement, Tanox will send Ciba-Geigy semi-annual budgets, on a calendar year basis, in sufficient detail to reasonably identify general categories of costs. The activities and estimated budget for the first 6-month period (beginning for the period from the date of this Agreement through December, 1990) will be submitted for Ciba-Geigy's review and approval. The activities and budget estimates for the activities suggested for the second 6-month period are for general information only since schedules and activities may change based on project status and progress.

3. Upon approval of the estimated budget by Ciba-Geigy for the next 6-month period, which Ciba-Geigy will complete as soon as possible (but in any event within thirty [30] days of receipt thereof), Tanox will submit an invoice, or other appropriate request for payment, for 80% of the estimated budget. Ciba-Geigy will pay this invoice in accordance with its normal procedures for 30-day payment obligations. Within 30 days (this would be December 1, 1990 for the next following budget) of the beginning of next 6-month budget period, Tanox will repeat the above budget approval procedures.

4. Tanox also will include in each succeeding invoice an adjustment calculation for actual total costs incurred in the preceding six (6) month period, together with any other supporting documentation reasonably requested. The amount computed in this adjustment calculation will be added to (or possibly "deducted from" if excess payment was made) the amount to be invoiced for the next budget period.

5. The above procedures will be repeated as long as Tanox reimbursable activities are continued.